December 30, 2020

Ekso Bionics’ Stockholders Elect Mary Ann Cloyd and Rhonda A. Wallen to its Board of Directors

RICHMOND, Calif., Dec. 30, 2020 (GLOBE NEWSWIRE) -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today announced the election of Mary Ann Cloyd and Rhonda A. Wallen to its Board of Directors by vote of stockholders at its 2020 Annual Meeting on December 29, 2020, effective immediately.

“We are excited to welcome Mary Ann and Rhonda to our Board, both of whom add decades of business and healthcare knowledge,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “They are industry veterans with extensive experience serving on boards and overseeing corporate strategies. We are confident they will provide valuable perspectives as we continue to fulfill our mission to amplify human motion across medical and industrial verticals with advanced robotics.”

Ms. Cloyd brings nearly 40 years of experience in public accounting and advisory, corporate governance, and risk management and oversight. She currently serves on the Boards of Bellerophon Therapeutics, Fresh Del Monte Produce, and NCMIC Group. Active in professional and community organizations, Ms. Cloyd is also on the Board of the Geffen Playhouse and the Advisory Board of the UCLA Iris Cantor Women’s Center. From 1990 until her retirement in 2015, Ms. Cloyd was a senior partner at PricewaterhouseCoopers LLP (“PwC”), where she served multinational corporate clients in a variety of industries, including the biotechnology and pharmaceutical industries. She was the leader of the PwC Center for Board Governance from 2012 to 2015 and has also served on both PwC’s Global and U.S. Boards. Ms. Cloyd also served on the Board of Trustees of the PwC Charitable Foundation, and previously served as President of the Foundation.

“I am honored to join Ekso Bionics’ Board and to be part of such an innovative company that is elevating the standard of care for medical patients and improving industrial workforce productivity,” said Ms. Cloyd. “I look forward to providing my industry and advisory expertise to strengthen customer and stockholder value.”

Ms. Wallen has 25 years of experience working within the life sciences and healthcare industries. With a focus on business management and corporate development, Ms. Wallen brings board oversight as well as investment expertise. Currently VP Marketing & Corporate Development of SteriLumen, the medical division of AppliedUV, she was most recently the Head of Corporate Development for Terumo BCT, the biomedical division of Terumo Corporation. Previously, Ms. Wallen served as the Chief Operating Officer of Andarix Pharmaceuticals. Also, during this time as a consultant with Cygnet Venture Management, she held senior level business development and marketing positions where she worked with life science CEOs and founders to validate the strategic direction of emerging growth companies, define key milestones and complete corporate financings. Ms. Wallen is a Director of Boulder Community Health, and a Board Advisor to venture-backed companies, DrugViu and Aromyx.

“I am thrilled to join the Board of Ekso Bionics, a company that provides unique medical and industrial solutions,” said Ms. Wallen. “I recognize the daily value that Ekso Bionics creates with its cutting-edge EksoNR and EVO exoskeletons, and am excited for the Company’s future in bringing differentiated and advanced robotics to recovering stroke patients as well as industrial clients.”

About Ekso Bionics®
Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Investor Contact:
David Carey
212-867-1768
investors@eksobionics.com

Source: Ekso Bionics Holdings, Inc.